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                                                                   EXHIBIT 10.01


                        RESTRICTED STOCK AWARD AGREEMENT
                                     BETWEEN
                    IDEX CORPORATION AND LAWRENCE D. KINGSLEY

         This Agreement is made as of August 23, 2004 (hereafter the "Effective Date"), between IDEX Corporation, a Delaware corporation with its executive offices at 630 Dundee Road, Suite 400, Northbrook, Illinois 60062 ("IDEX"), and Lawrence D. Kingsley, an individual residing at 3870 Woods End, Long Grove, IL 60047 (the "Executive").


                                   WITNESSETH:

         WHEREAS, in order to entice Executive to accept employment with IDEX and in view of the key role the Executive will play in the success of IDEX and its subsidiaries, and the desire that he accepts employment as Chief Operating Officer of IDEX, the Compensation Committee of the Board of Directors of IDEX (the "Committee") now believes that it is appropriate to make an award of Restricted Stock to the Executive; and

         WHEREAS, the Committee desires that the award be evidenced by a written agreement, executed by IDEX and the Executive, containing such restrictions, terms and conditions as may be required by the Committee;

         NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the Executive and IDEX hereby agree as follows:


1.       Award.

                  As of the Effective Date, IDEX hereby grants to the Executive an award (the "Award") of 115,000 Shares of IDEX's common stock ("Restricted Shares") subject to the restrictions, terms and conditions set forth below.


2.       Vesting of the Award.

         (a) The Restricted Shares awarded under the Award shall vest subject to the Executive remaining employed by IDEX as follows:

                  (i) 20% of the Restricted Shares shall vest on the first anniversary of the Effective Date; and

                  (ii) 20% of the Restricted Shares shall vest on the second anniversary of the Effective Date.

                  (iii) 20% of the Restricted Shares shall vest on the third anniversary of the Effective Date.

                  (iv) 20% of the Restricted Shares shall vest on the fourth anniversary of the Effective Date.

                  (v) 20% of the Restricted Shares shall vest on the fifth anniversary of the Effective Date.

         (b) Notwithstanding any other provision in this Agreement to the contrary, in the event of a Change in Control, as defined in the 2001 Stock Plan for Officers of IDEX Corporation (the "Officers Plan"), then all Restricted Shares shall vest in full immediately.

         (c) Notwithstanding the provisions in Section 2(a), if the Executive's employment is terminated by IDEX without Cause, as defined in the Employment Agreement between IDEX and Executive dated July 21, 2004 (the "Employment Agreement"); then all Restricted Shares shall vest in full immediately.


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         (d) Until a Restricted Share vests, the Executive acknowledges that he may not, and agrees that he shall not, transfer his rights to such Restricted Share. Until a Restricted Share vests, no attempt to transfer such Restricted Share, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to such Restricted Share.

         (e) The Executive will receive all dividends paid on the Restricted Shares and will be entitled to vote the Restricted Shares.


3.       Termination.

         (a) If the Executive ceases to be an employee by reason of Disability (as defined in the Employment Agreement between IDEX and Executive dated July 21, 2004) or death prior to the vesting of the Restricted Shares, then the Executive or his estate shall be entitled to receive the unvested shares of the Award. No transfer, by will or by the laws of the descent and distribution, of the common shares which vest by reason of the Executive's death shall be effective to bind IDEX unless the Committee shall have been furnished with (i) written notice thereof and a copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with the terms and conditions of this Agreement that were or would have been applicable to the Executive.

         (b) If the Executive ceases to be an employee of IDEX prior to the vesting of any of the Restricted Shares for any reason other than by reason of Disability or death or as provided in Sections 2(b) and 2(c), the Executive's rights to any unvested shares of the Award shall be immediately and irrevocably forfeited.


4.       Insurance and Custody Certificate.

         (a) IDEX shall, as soon as is practicable, cause to be issued one or more stock certificates, registered in the name of the Executive evidencing the Restricted Shares awarded pursuant to Section 1. Each such certificate shall bear the following legends:

                           The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and thus may not be offered for sale, sold, transferred or otherwise disposed of unless registered under the Securities Act of 1933, as amended, or unless an exemption from such registration is available.

                           The shares of stock represented by this certificate are subject to forfeiture and the transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including restrictions against transfer) contained in a Restricted Stock Award Agreement dated August 23, 2004, entered into between the registered owner of such shares and IDEX Corporation. A copy of the Agreement is on file in the office of the Secretary of IDEX Corporation, Suite 400, 630 Dundee Road, Northbrook, Illinois 60062.

         (b) Each certificate issued pursuant to Section 4(a), together with stock powers duly executed in blank relating to such Restricted Shares, shall be deposited by IDEX with the Secretary of IDEX or a custodian designated by such Secretary. The Secretary or such custodian shall issue a receipt to the Executive evidencing the certificates held which are registered in the name of the Executive.



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         (c) Promptly after any Restricted Shares vest pursuant to Section 2 of this Agreement, IDEX shall cause to be issued certificates evidencing such Restricted Shares, free of the second legend provided in Section 4(a) and shall cause such certificates to be delivered to the Executive (or the Executive's legal representatives, beneficiaries or heirs) and to return the related stock power.

         (d) The Executive shall not be deemed for any purpose to be, or have rights as, a shareholder of IDEX by virtue of the Award, until a stock certificate is issued therefore pursuant to Section 4(a).


5.       Agreements of the Executive.

                  The Executive acknowledges that: (a) this Agreement is not a contract of employment and the terms of the Executive's employment shall not be affected in any way by this Agreement except as specifically provided in this Agreement; (b) the Award made by this Agreement shall not confer any legal rights upon the Executive for continuation of employment or interfere with or limit the right of IDEX to terminate the Executive's employment at any time; and
(c) the Committee may amend, suspend or terminate this Agreement or any part thereof at any time provided that no amendment, suspension or termination (other than that resulting from termination of employment of the Executive) shall be made or effected which would adversely affect any right of the Executive with respect to the Award made by this Agreement without the written consent of the Executive unless such amendment, termination or suspension is required by applicable law.


6.       Legal Compliance Restrictions.

                  IDEX shall not be obligated to issue or deliver any certificates evidencing Restricted Shares awarded by this Agreement unless and until IDEX is advised by its counsel that the issuance and delivery of such certificates are in compliance with all applicable laws, regulations of governmental authorities and the requirements of the New York Stock Exchange or any other exchange upon which Shares of IDEX are traded.


7.       Withholding Taxes.

                  The Executive agrees to pay or make arrangements for the payment to IDEX of the amount of any taxes that IDEX is required by law to withhold with respect to the Award made by this Agreement. Such payment shall be due on the date IDEX is required to withhold such taxes. The Executive may satisfy any such tax obligation, in whole or in part, by (i) electing to have IDEX withhold Restricted Shares otherwise to be delivered with a fair market value equal to the minimum amount of any such tax withholding obligation, or
(ii) electing to surrender to IDEX previously owned shares of IDEX's common stock with a fair market value equal to the minimum amount of any such tax withholding obligation. The election must be made on or before the date that the amount of the tax to be withheld is determined. In the event that payment is not made when due, IDEX shall have the right (a) to retain, or sell within 10 days notice or such longer notice as may be required by applicable law, a sufficient number of the Restricted Shares subject to the Award made to the Executive in order to cover all or part of the minimum amount required to be withheld; (b) to deduct, to the extent permitted by law, from any payment of any kind otherwise due to Executive from IDEX all or part of the minimum amount required to be withheld or (c) to pursue any other remedy at law or in equity.


8.       Stock Splits, Recapitalizations, Acquisitions, etc.

                  In the event of any change in the number of outstanding shares by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the number and kind of shares subject to this Agreement shall be appropriately and equitably adjusted by the Committee. If changes in capitalization of IDEX other than those referred to above shall occur, the Committee shall make such adjustments in the number and kind of shares available under this Agreement as the Committee in good faith may deem appropriate and equitable. Unless the Committee otherwise determines, the Executive's right in respect of such securities and other property shall not vest until such Restricted Share would have vested and no such securities or other property shall be issued or delivered until such Restricted Share would be issued or delivered.



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9.       Notices.

                  All written communications to parties required hereunder must be in writing and (a) delivered in person, (b) mailed by registered or certified mail, return receipt requested, (such mailed notice to be effective four (4) days after the date it is mailed) or (c) sent by facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address given below for the party (or to any other address as the party designates in writing complying with this Section, delivered to the other party):


                  If to IDEX:

                           IDEX Corporation
                           Suite 400
                           630 Dundee Road
                           Northbrook, IL  60062
                           Attention:       Vice President - General Counsel
                           Telephone:       847-498-7070
                           Telecopier:      847-498-9123



                  with a copy to:

                           Latham & Watkins, LLP
                           Sears Tower, Suite 5800
                           233 South Wacker Drive
                           Chicago, Illinois  60606-6401
                           Attention:       Christopher D. Lueking, Esq.
                           Telephone:       312-876-7680
                           Telecopier:      312-993-9767



                  If to the Executive:

                           Lawrence D. Kingsley
                           3870 Woods End
                           Long Grove, IL  60047
                           Telephone:       847-438-4147


10.      Illinois Law.

                  This Agreement is made and accepted in the State of Illinois. The laws of the State of Illinois shall control the interpretation and performance of the terms of this Agreement.


11.      Binding Effect.

                  This Agreement shall be binding upon, and shall inure to the benefit of, the respective successors, assigns, heirs, executors, administrators and guardians of the parties hereto.


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12.      Severability.

                  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, the provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of this Agreement.


13.      Miscellaneous.

                  This Agreement (a) may not be amended, modified or terminated orally or by any course of conduct pursued by IDEX or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by IDEX and the Executive, (b) is binding upon an inures to the benefit of IDEX and the Executive and each of their respective heirs, representatives, successors and assignees, and (c) constitutes the entire agreement between IDEX and the Executive with respect to the subject matter of this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to the subject matter.


14.      Multiple Counterparts.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other party an original signature page by overnight mail.

IN WITNESS WHEREOF, IDEX and the Executive have caused this Agreement to be executed and delivered, all as of the day and year first above written.

EXECUTIVE


-------------------------------------------
Lawrence D. Kingsley

Date:  August 23, 2004


IDEX CORPORATION


By:
   ----------------------------------------
   Frank J. Notaro
   Vice President - General Counsel and Secretary

Date:  August 23, 2004